Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael L. Schmickle	Investor Relations:
EVP & Chief Financial Officer	Investorrelations@workflowmanagement.com
Workflow Management, Inc.	(561) 659-6551 ext. 461
(561) 659-6551 ext. 302

WORKFLOW REDUCES NET LOSS BY 77%

IN FIRST QUARTER FISCAL YEAR 2004

CONFERENCE CALL SET FOR SEPTEMBER 16, 2003 AT 11:00 am (EDT)

Palm Beach, FL—September 15, 2003—Workflow Management, Inc. (NASDAQ: WORK), today reported results for the three months ended July 31, 2003.

The Company reported a GAAP net loss for its first quarter ended July 31, 2003 of $562,000 or $0.04 per diluted share, down from a GAAP net loss of $2.4 million or $0.18 per diluted share in the comparable period a year ago. The net loss during the first quarter consisted of $697,000 income from continuing operations, or $0.05 per diluted share, and a $1.3 million loss from discontinued operations, or $0.09 per diluted share.

Revenues for the three months ended July 31, 2003 decreased 4.8% to $142.9 million versus $150.1 million in the prior year. Operating income was $5.8 million, or 4.1% of revenues, in the first quarter versus operating income of $6.4 million, or 4.3% of revenues, last year. Adjusted EBITDA was $6.9 million before certain items discussed below compared to Adjusted EBITDA of $9.1 million in the comparable period a year ago. Income from continuing operations for the three months ended July 31, 2003, excluding the after-tax impact of the items listed below and the tax impact of pledging Canadian assets against U.S. debt, was $254,000 or $0.02 per diluted share versus income from continuing operations of $1.5 million or $0.12 per diluted share a year ago on a comparable basis.

“While our markets continue to be challenged with lower unit demand, pricing pressures and customers re-evaluating their printing programs, we are already experiencing signs of recovery in most of our businesses,” stated Gary W. Ampulski, President and Chief Executive Officer. “Given the distractions from the earn-out deferrals, the negotiation of our new credit facility amendment and other economic factors that influenced our first quarter performance, we are very excited to refocus our efforts on improving the business going forward.”

During the three months ended July 31, 2003, Workflow recorded certain gains totaling approximately $1.2 million. The pre-tax effected items recorded in the results from continuing operations included: (i) $1.0 million in restructuring costs, (ii) $2.2 million reversal of accrued severance and other employment costs and (iii) a $18,000 loss from an interest rate hedge.

During the three months ended July 31, 2002, Workflow recorded certain costs totaling approximately $6.3 million. The pre-tax effected items recorded in the results from continuing operations included: (i) $221,000 million in restructuring costs, (ii) a $4.3 million loss from an interest rate hedge and (iii) $1.7 million in fees for an unexecuted debt offering.

This discussion of Workflow’s financial results includes a number of non-GAAP financial measures. Specifically, Adjusted EBITDA and income from continuing operations excluding the after tax impact of restructuring costs and certain other charges are all non-GAAP financial measures. For all non-GAAP financial measures, the Company has presented in the summary financial information included with this press release the most directly comparable GAAP financial measures and has reconciled the non-GAAP financial measures with these most directly comparable GAAP financial measures.

The Company believes that these non-GAAP financial measures provide useful information to assist in understanding the ongoing, underlying operational performance of the Company. Specifically, the Company believes that these non-GAAP financial measures allow those interested to more easily assess quarter-to-quarter and year-to-year comparisons of the Company’s financial performance. In addition, the lenders under the Company’s credit facility have requested and utilize certain of these non-GAAP financial measures in their analysis of the Company’s ongoing business performance.

Please refer to the Company’s Form 10-Q for the quarter ended July 31, 2003 filed with the Securities and Exchange Commission for additional information.

A conference call to discuss the first quarter results will be held at 11:00 am EDT, Tuesday, September 16, 2003. The call will be broadcast live over the Internet and can be accessed at www.workflowmanagement.com. The conference call number is 1-877-375-2162. International callers should dial 1-973-582-2737. A replay of the conference call will be available approximately one hour after the conclusion of the conference call. The replay may be accessed by telephone by calling 1-877-519-4471 for calls originating within the United States or 1-973-341-3080 for international calls. The password is 4174794 and the replay will be available through October 7, 2003.

About Workflow Management, Inc.

Workflow Management, Inc. is a leading provider of end-to-end print outsourcing solutions. Workflow services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company delivers substantial savings to its customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow, customers streamline their operations and focus on their core business objectives. For more information, go to our website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; changes in customer purchasing patterns; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations; risks associated with pursuing and consummating refinancing and other strategic alternatives, including risks related to our inability to consummate a transaction; risks associated with future growth; risks associated with acquisitions; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Workflow Management, Inc.

Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended
	July 31, 2003		July 31, 2002
	(Unaudited)		(Unaudited)
Revenues	$142,902		$150,122
Cost of revenues	104,775		108,096

Gross profit	38,127	26.7%	42,026	28.0%
S, G & A expenses	33,497		35,381
Restructuring costs	1,021		221
Severance and other employment costs	(2,239)

Operating income	5,848	4.1%	6,424	4.3%
Other (income) expense:
Interest expense	4,314		4,142
Interest income	(38)		(140)
Loss on ineffective interest rate hedge	18		4,345
Abandoned debt offering costs			1,705
Other	(82)		13

Income (loss) from continuing operations before provision (benefit) for income taxes	1,636		(3,641)
Provision (benefit) for income taxes	939		(1,027)

Income (loss) from continuing operations	697		(2,614)
(Loss) income from discontinued operations, net of tax	(1,259)		215

Net loss	$(562)		$(2,399)

Adjusted EBITDA Reconciliation:
Operating income	$5,848		$6,424
Depreciation and amortization	2,273		2,446

EBITDA	8,121	5.7%	8,870	5.9%
Operating income adjusting items:
Restructuring costs	1,021		221
Severance and other employment costs	(2,239)

Operating income adjustments subtotal	(1,218)		221

Adjusted EBITDA	$6,903	4.8%	$9,091	6.1%

Adjusted Income from Continuing Operations Reconciliation:
Income (loss) from continuing operations	$697		$(2,614)
Adjusting items:
Operating income adjustments (from above)	(1,218)		221
Other non-operating adjustments	18		6,050

Pre-tax adjusting items	(1,200)		6,271
Tax (benefit) expense associated with adjustments	504	42.0%	(2,132)	34.0%

Adjusting items, net of tax	(696)		4,139
Tax expense resulting from pledge of Canadian assets	253

Adjustments subtotal	(443)		4,139

Adjusted income from continuing operations	$254		$1,525

Basic earnings per share:
Income (loss) from continuing operations	$0.05		$(0.20)
(Loss) income from discontinued operations	(0.09)		0.02

Net loss	$(0.04)		$(0.18)

Diluted earnings per share:
Income (loss) from continuing operations	$0.05		$(0.20)
(Loss) income from discontinued operations	(0.09)		0.02

Net loss	$(0.04)		$(0.18)

Adjusted diluted EPS from continuing operations:
Adjusted income from continuing operations (from above)	$254		$1,525
Diluted weighted average common shares outstanding	13,368		13,155

Adjusted diluted EPS from continuing operations	$0.02		$0.12

Weighted average shares outstanding:
Basic EPS data	13,368		13,155
Diluted EPS data	13,368		13,155

SELECTED CONSOLIDATED BALANCE SHEET DATA:
	July 31, 2003		April 30, 2003
	(Unaudited)
Cash and cash equivalents	$4,970		$4,992
Accounts receivable, net	76,977		89,585
Inventories	45,529		49,182
Goodwill and other intangible assets	112,698		110,822
Total assets	313,200		329,877

Credit facility debt	160,107		165,107
Total liabilities	244,533		262,011
Total stockholders' equity	68,667		67,866

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